Exhibit 4.8

Date: 16 December 2021
VERTICAL AEROSPACE LTD.
AVOLON WARRANT INSTRUMENT
99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

TABLE OF CONTENTS

		Page
1.	DEFINITIONS AND INTERPRETATION	2
2.	EFFECTIVENESS AND CONDITIONS	6
3.	ISSUE OF THE WARRANTS	6
4.	EXERCISE OF SUBSCRIPTION RIGHTS	7
5.	REGISTRATION RIGHTS	8
6.	ADJUSTMENTS	13
7.	NO RIGHTS AS A SHAREHOLDER UNTIL EXERCISE	14
8.	WARRANTIES	14
9.	UNDERTAKINGS OF THE COMPANY	15
10.	LIQUIDATION	16
11.	VARIATION OF RIGHTS	16
12.	TRANSFER	16
13.	TERMINATION	16
14.	CONFIDENTIALITY	17
15.	NOTICES	18
16.	ELECTRONIC EXECUTION	18
17.	INVALIDITY	18
18.	REMEDIES AND WAIVERS	18
19.	PROCESS AGENT	18
20.	GOVERNING LAW AND JURISDICTION	19
21.	THIRD PARTY RIGHTS	19
SCHEDULE 1 FORM OF CERTIFICATE AND NOTICE OF EXERCISE		20
SCHEDULE 2 REGISTER AND NOTICES		23
SCHEDULE 3 FORM OF LOCK-UP AGREEMENT		25
SCHEDULE 4		7

i

This Avolon Warrant Instrument (the “Deed”) is made on 16 December 2021

BY:

VERTICAL AEROSPACE LTD., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”)

WHEREAS

A.

(1) the Company; (2) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Purchaser”); (3) Broadstone Sponsor LLP, a United Kingdom limited liability partnership, solely in its capacity as the Purchaser Representative; (4) Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability (“Merger Sub”); (5) Vertical Aerospace Group Ltd., a company limited by shares incorporated in England under registration number 12590994 (“Target”); (6) Vincent Casey; and (7) the Company Shareholders (as defined in the BCA) entered into a business combination agreement (the “BCA”) on 10 June 2021, pursuant to which, among other things, (a) Purchaser will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of the Company, and (b) Purchaser will acquire all of the issued and outstanding securities of Target in exchange for the right of the holders thereof to receive a substantially equivalent security of the Company (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the BCA, the “Transactions”).

B.

Avolon Aerospace Leasing Limited, registered number MC-236969 and whose registered office is at Number One Ballsbridge, Building One, Shelbourne Rd, Ballsbridge, Dublin 4 (“AALL”) and Target entered into a partnership agreement dated 16 March 2021 (the ”Partnership Agreement”) pursuant to which, among other things, Target agreed to issue certain equity warrants to AALL.

C.

AALL subsequently assigned certain of its rights and obligations in the Partnership Agreement to Avolon e Limited, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, whose principal place of business is at Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (“Avolon”).

D.

In connection with the Transactions, and to give effect to Target’s commitments under the Partnership Agreement, the Company has, by resolution of the Directors passed on or around the date hereof, resolved to create and issue the Warrants to the Warrantholders to subscribe for the Warrant Shares on the terms set out in this Deed.

E.

The requisite number of Shareholders have irrevocably waived all pre-emption rights conferred on them (whether by the Act, the Articles or otherwise) in relation to the Company’s issue of the Warrants to the Warrantholders to subscribe for the Warrant Shares and the Company’s Shareholder(s) have given the Directors authority to allot the Warrant Shares, in each case on the terms set out in this Deed.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Deed, unless the context otherwise requires, each of the following words and expressions shall have the following meanings:

“Act” means the Companies Act (as revised) of the Cayman Island;

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person and, in respect of Avolon, includes any member of the Avolon Group;

“Aircraft” means any VA-X4 aircraft or derivative or successor aircraft developed by the Company Group;

“Articles” means the articles of association of the Company (as amended from time to time);

“Avolon” means Avolon e Limited, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, whose principal place of business is at Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland;

“Avolon Group” means Avolon Holdings Limited and each of its subsidiaries from time to time;

“Beneficially Own” and “Beneficial Owner” have the meaning given to such terms in Rule 13d-3 under the Exchange Act;

“Binding Commitment” means a firm, legally-binding commitment pursuant to which Avolon or any of its Affiliates has placed a firm order for Aircraft;

“Binding Commitment Amount” means the aggregate dollar amount of all Binding Commitments entered into within a particular Warrant C Period;

“Binding Commitment Notice” has the meaning ascribed to such term in Clause 3.2;

“Business Day” means a day on which the English clearing banks are ordinarily open for the transaction of normal banking business in the City of London (other than a Saturday or Sunday);

“Certificate” means a certificate evidencing a Warrantholder’s entitlement to Warrant A1, Warrant A2, Warrant B1, Warrant B2, a Warrant C1 or a Warrant C2 (as applicable) (together with the Subscription Rights and all additional rights attached thereto) in the form, or substantially in the form, set out in Part 1 of Schedule 1;

“Change of Control” means the occurrence of any of the following: (a) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of any person or Group, becoming in a single transaction or a series of transactions, by way of merger, consolidation or other business combination, purchase or otherwise, the Beneficial Owner of more than 50.0% of the voting power of all of the Company’s then-outstanding capital stock; or (b) the consummation of (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person or Group or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Shares is exchanged for, converted into, acquired for or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any transaction in which the Company or any direct or indirect parent entity of the Company becomes a subsidiary of another person, or any transaction described in clause (b)(2) above, will not constitute a Change of Control if the persons beneficially owning all of the voting power of the common equity of the Company or such parent entity immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, more than 50.0% of all voting power of the common equity of the Company or such parent entity or the surviving, continuing or acquiring company or other transferee, as applicable, immediately following the consummation of such transaction, in substantially the same proportions vis-à-vis each other immediately before such transaction (other than changes to such proportions solely as a result of the exercise of stock and/or cash elections in any merger or combination providing for elections), provided that, any transaction or event described in both clause (a) and in clause (b)(1) or (b)(2) of this definition will be deemed to occur solely pursuant to clause (b);

“Chatsworth” means Chatsworth Aviation Limited, a company incorporated under the laws of Ireland with registered number 543646;

“Commission” means the U.S. Securities and Exchange Commission;

“Company Group” means the Company and each of its subsidiaries from time to time;

“Completion” means completion of the Share Acquisition Closing pursuant to the BCA;

“Completion Date” means the Share Acquisition Closing Date;

“Control” of the relevant entity means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (i) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the relevant entity; (ii) appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant entity; or (iii) give directions with respect to the operating and financial policies of the relevant entity with which the directors or other equivalent officers of such relevant entity are obliged to comply;

“Directors” means the duly appointed directors of the Company from time to time;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Fair Market Value” of any asset as of any date of determination means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction;

“Group” shall mean any group of one or more persons if such group would be deemed a “group” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act;

“Holder” means the holder of a Registrable Security;

“Indemnity” means, where a Certificate has been mutilated, defaced, lost, stolen or destroyed, an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion) against all losses which may be suffered or incurred directly or indirectly in connection with the mutilation, defacement, loss, theft or destruction of such Certificate;

“Initial Registrable Securities” has the meaning ascribed to such term in Clause 5.2;

“Maples” means Maples Trustee Services (Cayman) Limited, a Cayman Islands company with registered number 239659;

“Notice of Exercise” means a notice in the form set out in Part 2 of Schedule 1;

“Ordinary Shares” means the ordinary shares, with $0.0001 par value, in the capital of the Company from time to time having the rights set out in the Articles;

“Outstanding Options” means, at the relevant time, all outstanding options, warrants or other outstanding rights (whether or not conditional or contingent and assuming full performance of any performance linked rights), to subscribe for equity shares of the Company or securities which are convertible into equity shares of the Company, including any agreement or commitment of the Company to issue or grant any such options, warrants or right;

“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company,

association, trust or other entity or organisation, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

“Pro Rata Amount” means a percentage of Warrant C1 Shares or Warrant C2 Shares (as applicable) that is equal to the ratio of (i) the Binding Commitment Amount to (ii) $1.25 billion;

“Register” means the register of the Warrants maintained by the Company at its Registered Office;

“Registered Office” means the registered office of the Company from time to time;

“Registrable Security” shall mean the Warrant Shares (including any shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Warrant Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction;

“Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:

a)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

b)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

c)	printing, messenger, telephone and delivery expenses;
d)	reasonable fees and disbursements of counsel for the Company;
e)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
f)

reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration;

“Shareholder(s)” means all of the registered holders of the Shares from time to time;

“Shares” means the issued share capital of the Company from time to time;

“Share Acquisition Closing” has the meaning ascribed to such term in the BCA;

“Share Acquisition Closing Date” has the meaning ascribed to such term in the BCA;

“Subscription Price” means $0.0001 per Warrant Share subject to any adjustments pursuant to Clause 6.1;

“Subscription Rights” means, in the case of: (i) Warrant A1, the right to subscribe in cash at the Subscription Price for the Warrant A1 Shares; (ii) Warrant A2, the right to subscribe in cash at the Subscription Price for the Warrant A2 Shares; (iii) Warrant B1, the right to subscribe in cash at the Subscription Price for the Warrant B1 Shares; (iv) Warrant B2, the right to subscribe in cash at the Subscription Price for the Warrant B2 Shares; (v) a Warrant C1, the right to subscribe in cash at the Subscription Price for such number of Warrant C1 Shares as is indicated on the Certificate representing such warrant; and (vi) a Warrant C2, the right to subscribe in cash at the Subscription Price for such number of Warrant C2 Shares as is indicated on the Certificate representing such warrant;

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities;

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public;

“Warrant A1” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant A1 Shares;

“Warrant A1 Shares” means 3,827,000 Ordinary Shares;

“Warrant A2” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant A2 Shares;

“Warrant A2 Shares” means 2,551,600 Ordinary Shares;

“Warrant B1” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant B1 Shares;

“Warrant B1 Shares” means 2,259,000 Ordinary Shares;

“Warrant B2” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant B2 Shares;

“Warrant B2 Shares” means 1,506,000 Ordinary Shares;

“Warrant C Period” means every three-month period, the first of which shall be the three-month period beginning on the Completion Date;

“Warrant C1” means each warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of such number of Warrant C1 Shares as is indicated on the Certificate representing such warrant;

“Warrant C1 Shares” means 2,259,000 Ordinary Shares;

“Warrant C2” means each warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of such number of Warrant C2 Shares as is indicated on the Certificate representing such warrant;

“Warrant C2 Shares” means 1,506,000 Ordinary Shares;

“Warrant Shares” means, in the case of: (i) Warrant A1, the Warrant A1 Shares; (ii) Warrant A2, the Warrant A2 Shares; (iii) Warrant B1, the Warrant B1 Shares; (iv) Warrant B2, the Warrant B2 Shares; (v) each Warrant C1, the Warrant C1 Shares represented by such warrant; and (vi) each Warrant C2, the Warrant C2 Shares represented by such warrant;

“Warrantholder(s)” means the relevant person(s) whose name(s) appear(s) in the Register as the respective holder(s) of the Warrants (as applicable) and, for any period during which the Warrants are not issued and outstanding under this Deed, means Chatsworth and Maples; and

“Warrants” means Warrant A1, Warrant A2, Warrant B1, Warrant B2, each Warrant C1 and each Warrant C2.

1.2	In this Deed, unless the context otherwise requires:
(a)	references to:
(i)

statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation;

(ii)	“dollars” or “$” are references to the lawful currency from time to time of the United States of America;
(iii)	clauses and schedules are references to clauses of, and the schedules to, this Deed;
(iv)	writing shall include any modes of reproducing words in a legible and non-transitory form; and
(v)	this Deed include this Deed as amended or varied in accordance with its terms;
(b)	the index to and the headings to clauses and paragraphs of this Deed are for information only and shall not form part of the operative provisions of, and shall be ignored in construing, this Deed;
(c)

words denoting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and unincorporated, associations, partnerships and individuals;

(d)	the schedules form part of the operative provisions of this Deed and references to this Deed shall include references to the schedules;
(e)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and
(f)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

2.	EFFECTIVENESS AND CONDITIONS
2.1

The issuance of the Warrants and the Warrantholders’ right to exercise the Subscription Rights under the terms and subject to the conditions of this Deed shall be conditional upon (i) Completion and (ii) each Warrantholder entering into a lock-up agreement in respect of certain of the Warrant A1 Shares and the Warrant A2 Shares substantially in the form set out in Schedule 3.

2.2

The Warrants are issued subject to the Articles and the terms and conditions of this Deed, which are binding upon the Company and the Warrantholders. In the event of a conflict between the terms and conditions of this Deed and the Articles, this Deed shall prevail.

3.	ISSUE OF THE WARRANTS

Warrant A1, Warrant A2, Warrant B1 and Warrant B2

3.1	Subject to Clause 2.1, immediately after Completion, the Company shall:
(a)	issue (i) Warrant A1 and Warrant B1 to Maples and (ii) Warrant A2 and Warrant B2 to Chatsworth, in each case with the Subscription Rights attached thereto;
(b)	provide each Warrantholder with a copy of the Articles and copies of Director and Shareholder resolutions and consents regarding:

(i)	the Shareholders’ waiver of all pre-emption rights in relation to the Company’s issue of the Warrants; and
(ii)	the Directors’ authority to issue the Warrants;
(c)	enter the name of (i) Maples in the Register as the holder of Warrant A1 and Warrant B1 and (ii) Chatsworth in the Register as the holder of Warrant A2 and Warrant B2; and
(d)

within five (5) Business Days of entering the name of each Warrantholder in the Register: (i) deliver to each Warrantholder a copy of the Register; and (ii) issue to each Warrantholder, without charge, Certificates which shall be evidence of the entitlement to all rights attaching to Warrant A1, Warrant B1, Warrant A2 and Warrant B2 (as applicable).

Warrant C1 and Warrant C2

3.2

Within ten (10) Business Days of the end of a Warrant C Period during which a Binding Commitment(s) is entered into, Avolon shall send to the Company notice specifying the date on which the Binding Commitment(s) was entered into and the Binding Commitment Amount for such Warrant C Period with proof of the Binding Commitment(s) (the ”Binding Commitment Notice”).

3.3	Within five (5) Business Days of receipt of a Binding Commitment Notice, the Company shall:
(a)

issue a Warrant C1 to Maples and a Warrant C2 to Chatsworth, in each case with the Subscription Rights attached thereto being calculated on the basis of the Pro Rata Amount for the relevant Warrant C Period;

(b)	enter the name of (i) Maples in the Register as the holder of such Warrant C1 and (ii) Chatsworth in the Register as the holder of such Warrant C2; and
(c)

(i) deliver to each Warrantholder a copy of the Register; and (ii) issue to each Warrantholder, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to such Warrant C1 and such Warrant C2 (as applicable).

4.	EXERCISE OF SUBSCRIPTION RIGHTS
4.1	The Subscription Rights in respect of each Warrant, shall become exercisable immediately upon receipt of the relevant Certificate in respect of such Warrant pursuant to Clause 3.
4.2

Each Warrantholder agrees that it shall exercise the Subscription Rights in respect of each Warrant (as applicable) within ten (10) Business Days of the Subscription Rights becoming exercisable in respect of such Warrant pursuant to Clause 4.1.

4.3

For the avoidance of any doubt, the maximum amount of Warrant C1 Shares and Warrant C2 Shares exercisable in respect of all Warrant C1s and all Warrant C2s across all Warrant C Periods shall not exceed the aggregate Warrant C1 Shares and Warrant C2 Shares.

4.4

If and to the extent unexercised, the Subscription Rights in respect of all Warrants shall automatically be deemed to lapse on the date that is five (5) years after the Completion Date, and the Warrants shall automatically be deemed to be cancelled upon termination of this Deed.

4.5	Subject to the terms of this Deed, the Warrantholders may exercise the Subscription Rights in respect of a Warrant by:

(a)

delivering to the Registered Office: (i) a duly completed and irrevocable Notice of Exercise in order to exercise the Subscription Rights in respect of the Warrants (as applicable); and (ii) its Certificate, or, as the case may be, an Indemnity in respect thereof; and

(b)

paying the Subscription Price payable for the Warrant Shares in cash to the Company by such mode as the Company and the Warrantholder shall have previously agreed (including, but not limited to, wire transfer), the delivery and payment of which is irrevocable.

4.6

Within five (5) Business Days of receipt of the Notice of Exercise, the Company shall instruct the transfer agent for the Shares (the “Transfer Agent”) to record the issuance of the Warrant Shares subscribed for pursuant to the Notice of Exercise to the Warrantholder in book-entry form pursuant to the Transfer Agent’s regular procedures. The Warrant Shares will be deemed to have been issued, and the Warrantholder will be deemed to have become a holder of record of such shares for all purposes, as of the date the Transfer Agent records such issuance.

5.	REGISTRATION RIGHTS
5.1

For purposes of this Clause 5, the Warrant A1 Shares, the Warrant A2 Shares, Warrant B1 Shares and the Warrant B2 Shares included in the Registration Statement shall include, as of any date of determination, the Warrant A1 Shares, the Warrant A2 Shares, the Warrant B1 Shares and the Warrant B2 Shares and any other equity security of the Company issued or issuable with respect to the Warrant A1 Shares, Warrant A2 Shares, the Warrant B1 Shares and the Warrant B2 Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

5.2

The Company agrees that, within thirty (30) calendar days after Completion (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Warrant A1 Shares, the Warrant A2 Shares, the Warrant B1 Shares and the Warrant B2 Shares (together, the “Initial Registrable Securities”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of: (i) sixty (60) calendar days following the consummation of the Transactions; and (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies the Company that it will “review” the Registration Statement (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Initial Registrable Securities in the Registration Statement are contingent upon the holders of the Initial Registrable Securities (together, the “Warrant Shareholders”) furnishing a completed and executed selling shareholders questionnaire in customary form to the Company that contains the information required by Commission rules for a Registration Statement regarding the Warrant Shareholders, the securities of the Company held by the Warrant Shareholders, and the intended method of disposition of the Initial Registrable Securities to effect the registration of the Initial Registrable Securities, and the Warrant Shareholders shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that Warrant Shareholders shall not, in connection with the foregoing, be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Initial Registrable Securities, except that certain of the Warrant A1 Shares and the Warrant A2 Shares shall be subject to a lockup period. Any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Clause 5. Unless required under applicable laws and Commission rules, in no event shall the Warrant Shareholders be identified as a statutory underwriter in the Registration Statement; provided, that if the Warrant Shareholders are required to be so identified as a statutory underwriter in the Registration Statement, each Warrant Shareholder will have an opportunity to withdraw its Initial Registrable Securities from the Registration Statement.

5.3

In the case of registration effected by the Company pursuant to this Deed, the Company shall, upon reasonable request, inform the Warrant Shareholders as to the status of such registration. At its expense, the Company shall:

(a)

except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption, or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Warrant Shareholders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) each Warrant Shareholder ceases to hold any Initial Registrable Securities; (ii) the date all Initial Registrable Securities held by each Warrant Shareholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) two (2) years from the date of the effectiveness of the Registration Statement;

(b)	advise each Warrant Shareholder as promptly as practicable, but in any event within five (5) Business Days:
(i)	when a Registration Statement or any post-effective amendment thereto has become effective;
(ii)

after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)

of the receipt by the Company of any notification with respect to the suspension of the qualification of the Initial Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)

subject to the provisions in this Deed, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Warrant Shareholders of such events, provide the Warrant Shareholders with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Warrant Shareholders of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Company; the Warrant Shareholders hereby consent to receipt of any material, non-public information with respect to the occurrence of the events listed in (i) through (iv) of this Clause 5.3(b);

(c)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(d)

upon the occurrence of any event contemplated in Clause 5.3(b), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document, so that, as thereafter delivered to purchasers of the Initial Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)

use its commercially reasonable efforts to cause all Shares (including the Initial Registrable Securities) to be listed on each securities exchange or market, if any, on which the Company’s Ordinary Shares are then listed;

(f)

use its commercially reasonable efforts to allow any Warrant Shareholder to review disclosure regarding such Warrant Shareholder in the Registration Statement and consider in good faith proposed revisions from such Warrant Shareholder (provided, that the use of such revisions in the Registration Statement shall always remain at the sole discretion of the Company); and

(g)

use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Initial Registrable Securities contemplated herein and (y) take such further action as any Warrant Shareholder may reasonably request, all to the extent required from time to time to enable such Warrant Shareholder to sell Ordinary Shares (including the Initial Registrable Securities) held by such Warrant Shareholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company).

5.4

Notwithstanding anything to the contrary in this Deed, if the Commission prevents the Company from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the Warrant Shareholders, the Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholder and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Shares not included in the initial Registration Statement.

5.5

Notwithstanding anything to the contrary in this Deed, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Warrant Shareholders not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) if it determines that in order for the Registration Statement to not contain any untrue statement of a material fact or omission of a material fact necessary to make the statements contained therein not misleading, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for the Company to include, (ii) if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred (which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by the Company in the Registration Statement of material information) that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the Company’s board of directors conclude as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i) – (iii), a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Warrant Shareholder agrees that (a) it will immediately discontinue offers and sales of the Shares under the Registration Statement until such Warrant Shareholder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (b) it will maintain the confidentiality of any information included in such written notice delivered by the Company, except for disclosure to any Warrant Shareholder’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or court order. If so directed by the Company, each Warrant Shareholder will deliver to the Company or, in such Warrant Shareholder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Warrant Shareholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (1) to the extent such Warrant Shareholder is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory, or professional requirements, or (B) in accordance with a bona fide pre-existing document retention policy, or (2) to copies stored electronically on archival servers as a result of automatic data back-up.

5.6	Indemnification.
(a)

The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Warrantholder, its directors, officers, employees, advisers and agents, and each person who controls such Warrantholder (within the meaning of the Securities Act or the Exchange Act) and each affiliate of such Warrantholder (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Warrantholder expressly for use therein.

(b)

Each Warrantholder agrees, severally and not jointly with any other selling shareholder under the Registration Statement, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Warrantholder expressly for use therein. In no event shall the liability of such Warrantholder be greater in amount than the dollar amount of the net proceeds received by such Warrantholder upon the sale of the Shares giving rise to such indemnification obligation.

(c)

Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)

The indemnification provided for under this Deed shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares received pursuant to this Deed.

(e)

If the indemnification provided under this Clause 5.6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Clause 5.6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 5.6(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of a Warrantholder (together with any indemnification obligation under this Clause 5.6) be greater in amount than the dollar amount of the net proceeds received by such Warrantholder upon the sale of the Shares giving rise to such contribution obligation.

6.	ADJUSTMENTS
6.1

Stock Dividends, Subdivision, Combinations and Consolidations. If the Company, at any time on or after the date of this Deed: (i) pays a stock dividend or makes a distribution on the Shares in the form of Shares, (ii) subdivides outstanding Shares into a larger number of shares, or (iii) combines or consolidates (including, without limitation, by reverse stock split) outstanding Shares into a smaller number of shares, then, in each case, the number of Shares issuable after such event upon exercise of the Subscription Rights in respect of the Warrants will be equal to the number of Shares issuable upon exercise of the Subscription Rights in respect of the Warrants prior to such event multiplied by a fraction of which the numerator will be the number of Shares outstanding immediately after such event and of which the denominator will be the number of Shares outstanding immediately before such event, and the Subscription Price will be proportionately adjusted such that the aggregate Subscription Price of the Warrant Shares will remain unchanged, provided that the Subscription Price shall not be less than the par value of the Shares. Any adjustment made pursuant to this Clause 6.1 shall be certified in writing by the Company’s auditors (at the Company’s expense) and the Warrantholders and will become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or consolidation. The Company shall procure that the Register is updated accordingly within ten (10) Business Days of the date on which the adjustment became effective.

6.2

The Company shall procure that its auditors carry out the certification referred to in Clause 6.1 and that in carrying out the certification: (i) the Company’s auditors shall act as an expert and not an arbitrator; (ii) the costs of the Company’s auditors shall be borne by the Company; and (iii) the certification of the Company’s auditors shall, except in the case of manifest error, be final and binding on the Company and the Warrantholders.

6.3

Reclassifications, Reorganizations, Consolidations and Mergers. In the event of (i) any capital reorganization of the Company, (ii) any reclassification or recapitalization of the stock of the Company (other than (A) a change in par value or from par value to no par value or from no par value to par value or (B) as a result of a stock dividend, subdivision, combination or consolidation of shares as to which Clause 6.1 will apply), or (iii) any Change of Control, consolidation or merger of the Company with or into another Person (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Shares then issuable upon exercise of the Subscription Rights in respect of the Warrants), the Warrants will, after such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, be exercisable for the kind and number of shares of stock or other securities or property (“Alternate Consideration”) of the Company or of the successor corporation resulting from such consolidation or surviving such merger, if any (and/or the issuer of the Alternate Consideration, as applicable) to which the holder of the number of Shares underlying the Warrants (at the time of such reorganization, reclassification, recapitalization, consolidation or merger) would have been entitled upon such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger. In such event, the aggregate Subscription Price otherwise payable for the Shares issuable upon exercise of the Subscription Rights in respect of the Warrants will be allocated among the Alternate Consideration receivable as a result of such reorganization, reclassification, recapitalization, Change of Control, consolidation, or merger in proportion to the respective Fair Market Value of such Alternate Consideration, but in a manner in which the aggregate Subscription Price of the Warrant Shares will remain materially unchanged. If and to the extent that the holders of Shares have the right to elect the kind or amount of consideration receivable upon consummation of such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, then the consideration that the Warrantholders will be entitled to receive upon exercise will be specified by each Warrantholder, which specification will be made by the Warrantholders by the later of (A) ten (10) Business Days after the Warrantholders are provided with a final version of all material information concerning such choice as is provided to the holders of Shares and (B) the last time at which the holders of Shares are permitted to make their specifications known to the Company; provided, however, that if a Warrantholder fails to make any specification within such time period, such Warrantholder’s choice will be deemed to be whatever choice is made by a plurality of all holders of Shares that are not affiliated with the Company (or, in the case of a consolidation or merger, any other party thereto) and affirmatively make an election (or of all such holders if none of them makes an election). From and after any such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, all references to “Warrant Shares” and similar references herein will be deemed to refer to the Alternate Consideration to which the Warrantholders are entitled pursuant to this Clause 6.3. In the event of any Change of Control, consolidation or merger in which the Company is not the continuing or surviving corporation or entity (or is not the issuer of the Alternate Consideration), proper provision will be made so that such continuing or surviving corporation or entity (and/or the issuer of the Alternate Consideration) will agree to carry out and observe the obligations of the Company under the Warrants such that the provisions of this Clause 6.3 will similarly apply with respect to the Alternate Consideration and similarly apply to successive reorganizations, reclassifications, recapitalizations, Change of Control, consolidations, or mergers.

6.4

Calculations. All calculations under this Clause 6 will be made to the nearest cent or the nearest 1/100th of a Share, as the case may be. For the purposes of this Clause 6, the number of Shares deemed to be issued and outstanding as of a given date will be the sum of the number of Shares (excluding treasury shares, if any) issued and outstanding on such date.

6.5

Notice of adjustment. The Company shall send the Warrantholders notice of any adjustment made pursuant to Clause 6.1 as soon as practicable (and in any event within thirty (30) calendar days) following the relevant resolution of the Directors giving effect to or sanctioning the adjustment.

7.	NO RIGHTS AS A SHAREHOLDER UNTIL EXERCISE

Except as expressly set forth in this Deed, the Warrants do not entitle the Warrantholders to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise of the Subscription Rights in respect of the Warrants as set forth in Clause 4.

8.	WARRANTIES
8.1	The Company warrants to each Warrantholder that, as at the date of this Deed:

(a)	the Company is validly incorporated, in existence and duly registered under the laws of the Cayman Islands;
(b)

the Company’s board of directors has authorised the execution of this Deed and has obtained the requisite authority, pursuant to the Act and the Articles, to issue the Warrants and to allot and issue the Warrant Shares as fully paid in accordance with its terms and, pursuant to that authorisation, the Company’s board of directors may allot and issue the Warrant Shares as fully paid and free from pre-emption rights and any other Encumbrance (other than in relation to the lock-up agreement in respect of certain of the Warrant A1 Shares and the Warrant A2 Shares) upon exercise of the Subscription Rights;

(c)

immediately following Completion, and assuming no redemptions in connection with the Merger: (1) the entire issued equity share capital of the Company; and (2) all of those shares in the capital of the Company which the Company is obliged to issue upon the exercise in full of all Outstanding Options shall be as set forth in columns 1 and 2, respectively, on Schedule 4; and

(d)	the copies of the Articles provided to the Warrantholders are true, accurate and complete.
9.	UNDERTAKINGS OF THE COMPANY
9.1	For so long as the Subscription Rights have not lapsed, the Company undertakes to:
(a)

comply with the terms and conditions of this Deed and specifically, but without limitation, to do all such things and execute all such documents so far as it is lawfully able to the extent legally required in order to give effect to the Subscription Rights in accordance with the terms of this Deed;

(b)	ensure that the Company has all necessary authorisations and approvals as will enable the Subscription Rights of the Warrantholders to be satisfied in full at any time;
(c)

ensure that the Company’s board of directors have the requisite authority from time to time to allot, free from pre-emption rights and any other Encumbrance (other than in relation to the lock-up agreement in respect of certain of the Warrant A1 Shares and the Warrant A2 Shares) or Outstanding Options such number of Shares from time to time required in order to satisfy the exercise of all outstanding Subscription Rights in respect of the Warrants in full;

(d)

allot and issue any Warrant Shares pursuant to the terms and conditions of this Deed as fully paid, when subscribed for on the terms and conditions of this deed, and free from pre-emption rights and any other Encumbrances;

(e)	maintain the Register in accordance with the provisions of Schedule 2;
(f)	replace, without charge, a Certificate at the request of a Warrantholder if it is mutilated, defaced, lost, stolen or destroyed, provided that:
(i)	the Warrantholder provides the Company with such evidence in respect of the mutilation, defacement, loss, theft or destruction as the Company may reasonably require;
(ii)	the mutilated or defaced Certificate in respect of which a replacement is being sought is surrendered; and

(iii)	the Warrantholder shall indemnify the Company on demand through the delivery of an Indemnity;
(g)

not modify the rights attached to any Warrant Shares or Shares in a way which could reasonably be expected to have a material adverse effect on the rights of the Warrantholders relative to the rights of the other Shareholders or the value of the Warrants or of the Warrant Shares;

(h)

notify the Warrantholders prior to allotting, issuing or granting any right to subscribe for, or to convert securities into, equity share capital of the Company not less than five (5) Business Days prior to such date;

(i)	notify the Warrantholders prior to passing an effective resolution for liquidating, winding up or dissolving the Company not less than five (5) Business Days prior to such date; and
(j)	not purchase, and procure that no member of the Company Group will purchase, Warrants unless an offer to purchase is made pro rata to all Warrantholders.
10.	LIQUIDATION

If, prior to the exercise of the Subscription Rights, an effective resolution is passed for winding up or dissolution of the Company, then the Warrantholders: (i) will be treated as if, immediately before the date of such order or resolution, the Warrantholders had exercised all the Subscription Rights; and (ii) shall be entitled to receive out of the assets, which would otherwise be available in the liquidation, such sum (if any) as the Warrantholders would have received had the exercise in full of the Subscription Rights entitled the Warrantholders to subscribe for Warrant Shares, after deducting from such sum an amount equal to the Subscription Price which would have been payable upon such exercise.

11.	VARIATION OF RIGHTS
11.1

Subject to Clause 11.2, none of the rights attached to the Warrants (including the Subscription Rights) nor any other provision of this Deed may (whether or not the Company is being wound up) be altered or abrogated without the prior written consent of the Company and the Warrantholders. An agreed alteration may be effected by an instrument by way of deed executed by the Company and expressed to be supplemental to this Deed.

11.2

Modifications to this Deed which are of a purely formal, minor or technical nature which do not prejudice in any way the rights of the Warrantholders, may be made by deed and signed as a deed by the Company, and a copy of such deed shall be provided to the Warrantholders within five (5) Business Days of the date of its execution.

12.	TRANSFER

The Warrantholder may not sell, assign, transfer, pledge or dispose of any portion of the Warrant without the prior written consent of the Company.

13.	TERMINATION
13.1	Subject to Clause 13.2 below, this Deed shall cease and terminate immediately upon the earlier of:
(a)	the date that is five (5) years from the Completion Date;

(b)	the date the Subscription Rights lapse and/or the Warrants are cancelled pursuant to the terms of this Deed or as otherwise agreed in writing by the Company and the Warrantholders; or
(c)	the date the Warrantholders receive the sum (if any) it would be entitled to pursuant to Clause 10 or notice that such sum is nil.
13.2	Any cessation and termination pursuant to Clause 13.1 shall:
(a)	be without prejudice to the rights, obligations or liabilities of any party which shall have accrued or arisen prior to such cessation and termination; and
(b)	not affect the rights and obligations of the Company or the Warrantholders under Clauses 1, 13, 14, 15, 18, 20, and 21.
14.	CONFIDENTIALITY
14.1	The Warrantholders shall not use any confidential information relating to the Company for any purpose other than to perform its obligations, or to exercise their rights, under this Deed.
14.2

The Warrantholders shall keep confidential any information received by them in their capacity as Warrantholders which is of a confidential nature, including the existence of or contents of this Deed, or any confidential information relating to the business, affairs, customers, clients or suppliers of the Company or the Group except:

(a)	to the extent the information is in the public domain through no fault of the Warrantholders;
(b)	as shall be required by law or by any regulatory authority to which the Warrantholders are subject or by the rules of any stock exchange upon which the Warrantholders’ securities are listed or traded;
(c)	to the beneficiaries of any trust or nominee arrangement on whose behalf the Warrants may be held; and
(d)	as shall be required by:
(i)	any lender to the Company;
(ii)	the Company’s auditors and/or any other professional advisers of the Company; and
(iii)	the Warrantholders’ professional advisers and to the professional advisers of any person to whom the Warrantholders are entitled to disclose information pursuant to this Deed,

provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Warrantholders pursuant to this Deed.

14.3	The Company shall keep confidential any information received by it in connection with this Deed, or any confidential information relating to a Warrantholder except:
(a)	as shall be required by law or by any regulatory authority to which the Company is subject or by the rules of any stock exchange upon which the Company’s securities are listed or traded; and

(b)	as shall be required by:
(i)	any lender to the Company;
(ii)	the Company’s auditors and/or any other professional advisers of the Company; and
(iii)	the professional advisers of any person to whom the Company is entitled to disclose information pursuant to this Deed,

provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Company pursuant to this Deed.

15.	NOTICES

Any notice to be given to or by a party for the purposes of this Deed shall be given in accordance with the provisions of Schedule 2.

16.	ELECTRONIC EXECUTION

This Deed and any Certificate issued hereunder may be executed by way of third party internationally recognised electronic signature software programs, such as DocuSign.

17.	INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Company and the Warrantholders and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

18.	REMEDIES AND WAIVERS

Except as otherwise provided under this Deed, no failure to exercise, nor any delay in exercising, on the part of any party, any right or remedy under this Deed shall operate as a waiver of any such right or remedy or constitute an election to affirm this Deed. No election to affirm this Deed on the part of any party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

19.	PROCESS AGENT
19.1

Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Deed shall be duly served upon:

(a)

the Company if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to Vertical Aerospace Group Ltd., 140-142 Kensington Church Street, London, England W8 4BN, marked for the attention of Legal Department or such other person and address in England or Wales as such party shall notify the Warrantholders in writing from time to time; and

(b)	a Warrantholder if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to the Warrantholder Process Agent (as defined in Schedule 2 attached hereto) of such Warrantholder entered into the Register or such other person and address in England or Wales as such party shall notify the Company in writing from time to time,in each case whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

20.	GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Clause 20, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Deed or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

21.	THIRD PARTY RIGHTS

Save for the Warrantholders, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed except and to the extent (if any) that this Deed expressly provides for such act to apply to any of its terms.

SCHEDULE 1

FORM OF CERTIFICATE AND NOTICE OF EXERCISE

Part 1

FORM OF CERTIFICATE

VERTICAL AEROSPACE LTD.

(the “Company”)

WARRANT CERTIFICATE

WARRANT [A1][A2][B1][B2][C1][C2]

Warrant Certificate Number ____

This is to certify that the person named below is the Warrantholder for the purpose of the warrant instrument issued by the Company on 16 December 2021 (the “Warrant Instrument”) and has the right to subscribe in cash at the Subscription Price for [ ● ]1 Warrant [A1][A2][B1][B2][C1][C2] Shares on the terms set out in the Warrant Instrument. This Warrant [A1][A2][B1][B2][C1][C2] is issued with the benefit of, and subject to, the provisions contained in the Warrant Instrument. Unless the context otherwise requires, terms defined in the Warrant Instrument shall have the same meanings in this certificate.

Warrantholder in respect of Warrant [A1][A2][B1][B2][C1][C2]:

Name:

[Maples Trustee Services (Cayman) Limited, a Cayman Islands company with registered number 239659]

[Chatsworth Aviation Limited, a company incorporated under the laws of Ireland with registered number 543646]

Address:

[PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands]

[Number One Ballsbridge, Building 1, Shelbourne Rd, Ballsbridge, Dublin 4]

Date of Issue:                                 2021

EXECUTED and DELIVERED as a DEED by VERTICAL AEROSPACE LTD., acting by two directors:

[ ● ]	[ ● ]
Director	Director

[1]	Note to draft: Number of Warrant Shares to be included here.

Notes:

(1)The Subscription Rights are not transferable except in accordance with the Warrant Instrument.

(2)A copy of the Warrant Instrument may be obtained on request from Vertical Aerospace Ltd. at the Registered Office.

(3)THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY U.S. STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF THE COMPANY THAT: (I) IT HAS ACQUIRED A “RESTRICTED” SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT; (II) IT WILL OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY ONLY (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION (AS DEFINED IN RULE 902 UNDER THE SECURITIES ACT) MEETING THE REQUIREMENTS OF RULE 904 OF THE SECURITIES ACT, (C) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND (III) IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS SECURITY OF THE RESALE RESTRICTIONS SET FORTH IN (II) ABOVE. EACH OFFER, SALE OR OTHER DISPOSITION PURSUANT TO THE FOREGOING CLAUSES (II) (B), (C) AND (D) IS SUBJECT TO THE RIGHT OF THE COMPANY TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS OR OTHER INFORMATION ACCEPTABLE TO IT IN FORM AND SUBSTANCE.

Part 2

FORM OF EXERCISE NOTICE

NOTICE OF EXERCISE

To:The Directors

VERTICAL AEROSPACE LTD.

140-142 Kensington Church Street, London, England W8 4BN

Capitalised terms used but not defined in this Notice of Exercise shall have the meaning given to them in the warrant instrument issued by the Company on 16 December 2021.

We hereby exercise the Subscription Rights in respect of the Warrant [A1][A2][B1][B2][C1][C2] Shares represented by the Certificate (or an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion)) appended hereto and attach [insert method of payment agreed by the Company] for [$] being the aggregate Subscription Price payable in respect of the Subscription Rights we are exercising. We agree that the Warrant [A1][A2][B1][B2][C1][C2] Shares are accepted subject to the Articles.

We direct the Company to allot to us the ordinary shares to be issued pursuant to this exercise in the following numbers:

No of Ordinary Shares	Name of Warrantholder	Address of Warrantholder

[We request that a Certificate for any balance of our Warrants be sent to [address], marked for the attention of [name].]

Signed
Print Name
Address

SCHEDULE 2

REGISTER AND NOTICES

1.	REGISTER
1.1	The Company shall keep the Register at the Registered Office, or such other location as it may in its absolute discretion determine, and enter in the Register:
(a)	the names, addresses and email addresses of the Warrantholders;
(b)

the name and address of each Warrantholder’s process agent located in England or Wales (a “Warrantholder Process Agent”) as notified to the Company in writing prior to receipt of a Certificate, which shall be used for the service of any claim form, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Deed;

(c)	the number of the Warrants held by the Warrantholders (as applicable);
(d)	the number of Warrant Shares to which the Warrantholders are entitled if the Subscription Rights were exercised (as applicable) as adjusted in accordance with this Deed from time to time;
(e)	the date on which the names of the Warrantholders are entered in the Register in respect of the Warrants (as applicable);
(f)	the date on which the Warrantholder exercises the Subscription Rights; and
(g)	any transfer of the Warrants duly made in accordance with this Deed (as applicable).
1.2

Any change in the name or address of the Warrantholders shall be notified as soon as practicable to the Company, which shall cause the Register to be altered accordingly. The Warrantholders or any person authorised by the Warrantholders shall be at liberty at all reasonable times during office hours and upon five (5) Business Days’ notice to inspect the Register and to take copies of it.

1.3

The Company shall be entitled to treat the persons whose names are shown in the Register as the absolute owners of the Warrants (as applicable) and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to, or interest in, the Warrants (as applicable) on the part of any other person whether or not it shall have express or other notice thereof.

1.4

Every Warrantholder shall be recognised by the Company as entitled to his/her Warrants free from any equity, set off or cross claim on the part of the Company against the original or any intermediate holder of such Warrants.

2.	NOTICES
2.1	Any notice to be given under this Deed shall be in writing, in English and shall be delivered by hand, by courier or by e-mail to:
(a)	if within the United Kingdom, by first class pre-paid post, in which case it shall be deemed to have been given two (2) Business Days after the date of posting;
(b)	if from or to any place outside the United Kingdom, by air courier, in which case it shall be deemed to have been given two (2) Business Days after its delivery to a representative of the courier; and

(c)

by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,provided that in the case of any notice despatched other than on a Business Day between the hours of 9:30 a.m. to 5:30 p.m. London time shall be deemed to have been given at 9:30 a.m. on the next Business Day.

2.2	Notices under this Deed shall be sent for the attention of the person and to the address, or e-mail address, subject to paragraph 2.3 of this Schedule 2, as set out below:
(a)	in the case of the Company:
Name:	Vertical Aerospace Ltd.

For the attention of:	Legal Department

Address:	140-142 Kensington Church Street London, England W8 4BN

E-mail address:	#######@#####

(b)

in the case of the Warrantholders (as applicable), to the address of the Warrantholders shown in the Register or, if no address is shown in the Register, to their last known place of business or residence.

2.3

The Company may notify the Warrantholders, and the Warrantholders may notify the Company, of any change to their address or other details specified in this paragraph 2 of Schedule 2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

2.4

If no address has been notified to the Company by the Warrantholders, any notice, demand or other communication given or made under or in connection with the matters contemplated by this Deed may be given to such Warrantholder by the Company by exhibiting it for three (3) Business Days at the Registered Office.

2.5

Any person who becomes entitled to the Warrants (as applicable) (whether by operation of law, transfer or otherwise) shall be bound by every notice given in respect of the Warrants before its name and address is entered on the Register.

SCHEDULE 3

FORM OF LOCK-UP AGREEMENT

See attached.

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of December 16, 2021 between [ ● ] (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”), Pubco and Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”) among others, entered into a business combination agreement, dated June 10, 2021 (the “Business Combination Agreement”).

WHEREAS, Avolon Aerospace Leasing Limited, registered number MC-236969 and whose registered office is at Number One Ballsbridge, Building One, Shelbourne Rd, Ballsbridge, Dublin 4 (“AALL”) and the Company entered into a partnership agreement dated 16 March 2021 (the “Partnership Agreement”) pursuant to which, among other things, the Company agreed to issue certain equity warrants to AALL.

WHEREAS, AALL subsequently assigned certain of its rights and obligations in the Partnership Agreement to Avolon e Limited, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, whose principal place of business is at Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (“Avolon”).

WHEREAS, to give effect to the Company’s commitments under the Partnership Agreement, Pubco has, by resolution of its directors passed on or around the date hereof, resolved to create and issue Pubco warrants (the ”Warrants”) to the Holder on the terms set out in the Avolon Warrant Instrument, dated as of the date hereof.

WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the Avolon Warrant Instrument, the Holder will hold an entitlement under Warrant [ ● ] (as defined in the Avolon Warrant Instrument) to subscribe for [ ● ] Pubco Ordinary Shares (together with any securities paid as dividends or distributions with respect to such Pubco Ordinary Shares (for the avoidance of any doubt, excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition, (3) Pubco Ordinary Shares subscribed for pursuant to the other Warrants issued under the Avolon Warrant Instrument and (4) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act), the “Warrant Shares”).

WHEREAS, pursuant to the Partnership Agreement and the Avolon Warrant Instrument, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Lock-Up Shares (as defined below) shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.For the purposes of this Agreement:

(a)the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

(b)the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

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(c)the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;

(d)the term “Lock-Up Shares” means an amount of Pubco Ordinary Shares equal to ninety percent (90%) of the Warrant Shares, such number of Warrant Shares being set forth in column B on Schedule 1;

(e)the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;

(f)the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a); and

(g)the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2.Lock-Up Provisions.

(a)Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), beneficiaries, members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b), provided further, that in the case of clauses (i) through (vii), these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).

(b)The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)

the Transfer Restriction shall expire with respect to [ ● ] Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) (the ”First Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)

the Transfer Restriction shall expire with respect to an additional [ ● ] Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) (the “Second Tranche”) on the date that is two (2) years after the

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Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)

the Transfer Restriction shall expire with respect to an additional [ ● ] Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)Notwithstanding the foregoing, if at any time the closing price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.

(d)During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF December 16, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.

(e)For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Shares.

3.Miscellaneous.

(a)Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.

(c)Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d)Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

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(e)Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).

(h)Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant

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to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom ######@#######

With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ###### @##### and ######@######

If to the Holder, to: [ ● ]	With a copy to (which shall not constitute notice): [ ● ]

(j)Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)Other Lock-Up Agreements. Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to a Company Shareholder or the Sponsor (as applicable) and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any Company Shareholder or the Sponsor (as applicable) is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

(l)Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(m)Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(n)Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business

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Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(o)Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(p)Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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SCHEDULE 4

	(1) Issued	(2) Outstanding Options
Shares	225,325,674	97,609,567

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This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and DELIVERED as a DEED by VERTICAL AEROSPACE LTD., acting by two directors:
/s/ Stephen Fitzpatrick	/s/ Vincent Casey
Stephen Fitzpatrick	Vincent Casey
Director	Director

(Signature page to the Avolon Warrant Instrument)